UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2018

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-12882	88-0242733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

(702) 792-7200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2018, Boyd Gaming Corporation (the “Company”) entered into a Joinder Agreement (the “Joinder Agreement”) to the Third Amended and Restated Credit Agreement, as amended (the “Credit Agreement”), among the Company, certain financial institutions and Bank of America, N.A., as administrative agent.

The Joinder Agreement modifies the Credit Agreement solely to join additional financial institutions as lenders and to provide for (i) increased commitments under the senior secured revolving credit facility under the Credit Agreement (the “Revolving Credit Facility”) by an amount equal to $170.5 million resulting in total availability under the Revolving Credit Facility of an amount equal to $945.5 million and (ii) commitments from lenders to make additional Term A Loans (as defined in the Credit Agreement) in an amount equal to $49.5 million resulting in aggregate outstanding Term A Loans under the Credit Agreement in an amount equal to approximately $248.4 million.

The description of the Joinder Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Joinder Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report of Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Joinder Agreement, dated as of August 2, 2018, among the Company, certain financial institutions and Bank of America, N.A., as administrative agent.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2018	Boyd Gaming Corporation

/s/ Anthony D. McDuffie
Anthony D. McDuffie Vice President and Chief Accounting Officer